Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 24, 2007, by and between Genpact Limited, a Bermuda limited exempted company (the “Company”), and Pramod Bhasin (the “Executive” and, together with the Company, the “Parties”).

WITNESSETH:

A.            The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement.

B.            The Executive acknowledges that (i) the Executive’s employment with the Company and its affiliates has provided and will provide the Executive with trade secrets of, and confidential information concerning, the Company and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

D.            The Executive entered into an employment agreement with Genpact Global Holdings SICAR, a Societé à Responsabilité Limitée organized as a Societé d’Investissement en Capital à Risque under the laws of the Grand Duchy of Luxembourg and a subsidiary of the Company (“GGH”) and Genpact International Holdings, a Societé à Responsabilité Limitée under the laws of the Grand Duchy of Luxembourg and wholly-owned subsidiary of GGH (together with GGH, the “Prior Employers”), dated as of July 26, 2005 (the “Prior Employment Agreement”), which was assigned to and assumed by the Company as of July 13, 2007.

E.             The Parties desire to amend and restate the Prior Employment Agreement as set forth herein.

Accordingly, in consideration of the promises and the respective covenants and agreements of the Parties set forth below, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.               Employment.  The Company hereby continues to agree to employ the Executive, and the Executive hereby continues to accept such employment, on the terms and conditions set forth in this Agreement.

Section 2.               Term.  This Agreement shall be effective for a period commencing as of January 1, 2005 (the “Effective Date”) and ending on the date this Agreement and the Executive’s employment hereunder are terminated in accordance with the provisions of Section 8 (such period, the “Term”).

Section 3.              Duties, Authority, Status and Responsibilities.

(a)              The Executive shall serve as Chief Executive Officer of the Company, as a member of the board of directors of the Company (the “Board”) and in such other positions as the Board may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Board.  The Executive’s duties shall include such duties as the Board may from time to time reasonably assign.

(b)              During the Term and except as otherwise agreed by the Company, the Executive shall devote the Executive’s full employable time, attention and best efforts to the business affairs of the Company and its subsidiaries (except during vacations or illness) and will not actively engage in outside activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board; provided, however, the Executive may devote time to personal investments, philanthropic service or other personal matters without obtaining such Board approval.  In addition to the other titles and responsibilities described in this Section 3, if requested by the Board, the Executive shall serve (without additional compensation) during the Term as an officer or director of any subsidiary of the Company.

(c)              The Company reserves the right to depute or second the Executive during the Term to any of its affiliates or group entities.

Section 4.               Cash Compensation.

(a)              Base Salary.  Effective as of April 1, 2007, the Executive shall receive an annual base salary (the “Base Salary”) of not less than U.S.$656,000.  The Base Salary shall be payable in accordance with the customary payroll practices of the Company for salaried employees in the United States.  The Board, or a committee thereof, shall review the Executive’s Base Salary at such times each year that the Board or committee reviews the compensation of other senior executive officers.

(b)              Annual Bonus.  During the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company ending during the Term (each, a “Fiscal Year”, which as of the date hereof, is the period January 1 through December 31), with such Annual Bonus to equal 120% of Base Salary for such Fiscal Year (or such higher amount determined by the Board), subject to the attainment of such performance targets as are established by the Board, or a committee thereof, for such Fiscal Year.  Any such Annual Bonus shall be paid to the Executive on or after the first day (but in no event later than the fifteenth day of the third month) of the Fiscal Year following the Fiscal Year to which the Annual Bonus relates.

(c)              Retention Bonus; IPO Bonus.

(i)          The Executive shall be entitled to receive a retention bonus (the “Retention Bonus”) on January 1, 2010 (the “Payment Date”) in an amount equal to the product of (A) $2,500,000 and (B) the Vested Percentage (as defined in Section 4(c)(ii) below) as of the Payment Date.

(ii)         Subject to the Executive’s continued employment with the Company through the end of the applicable three-month period, the “Vested

Percentage” shall equal 5% on the date which is three months following the Effective Date and shall be increased by an additional 5% on the last day of each subsequent three-month period, such that the Vested Percentage shall equal 100% on the fifth anniversary of the Effective Date, provided, however, that, prior to January 1, 2010, (A) in the event of the Executive’s termination pursuant to Section 8(a) or 8(b), the Vested Percentage shall be calculated as if the Executive remained employed for an additional period of 12 months following such termination, (B) in the event of the Executive’s termination pursuant to Section 8(d), the Vested Percentage shall be calculated as if the Executive remained employed for an additional period of 12 months following such termination, (C) in the event of a Change in Control (as defined in the Company’s 2007 Omnibus Incentive Compensation Plan (the “Plan”)), the Vested Percentage shall be 100%.

(iii)        The Retention Bonus shall be paid at the Company’s election in cash, shares of common stock of the Company (“Common Stock”) or any combination thereof as soon as reasonably practicable following the Payment Date, but in no event later than five business days following the Payment Date.  To the extent the Retention Bonus is paid in shares of Common Stock which are not at the time freely tradable on an established securities market, the Executive shall have the right to direct the Company to withhold a portion of those shares in satisfaction of all applicable withholding taxes.  For purposes of such withholding tax obligation, the withheld shares shall be valued at their “Fair Market Value” (as defined in the Plan) as of the date such withholding tax obligation arises, and in no event shall the withheld shares have an aggregate Fair Market Value in excess of the minimum required tax withholding obligation with respect to the share issuance.

(iv)       Notwithstanding any of the foregoing, in no event shall the Executive receive any portion of the Retention Bonus if his employment is terminated by the Company for Cause prior to the Payment Date.

(v)        In connection with the initial public offering of the Company (the “IPO”), the Executive shall be entitled to receive a special bonus payment in an amount equal to $2,500,000 (the “IPO Bonus”).  Payment of the IPO Bonus shall be made in cash as soon as reasonably practicable following January 1, 2008, but in no event later than January 31, 2008.

Section 5.               Equity Compensation.

(a)              Option Grants.  The Executive will be eligible for option grants under the Plan or any successor thereto on and after the date hereof; provided, that the making of any such grants, and the terms and conditions applicable thereto, shall be determined by the Board (or the appropriate committee thereof) in its sole discretion.

Section 6.               Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by the Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

Section 7.               Other Benefits.

(a)              Employee Benefits, Fringe Benefits and Perquisites.  During the Term, the Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives.  In addition, effective January 1, 2008 and continuing during the Term, the Executive shall receive (i) reimbursement of the actual costs incurred by the Executive of utilities (including telephone) related to his primary residence and the Executive’s expenses related to his automobile and driver and (ii) an annual amount of U.S.$60,000 to cover such other personal costs as the Executive deems appropriate with such amount paid to the Executive in equal installments on the date of payments of his Base Salary each year.

(b)              Special Pension Benefit.

(i)          Normal Retirement Benefit.  The Executive shall be eligible to receive from the Company a special pension benefit (the “Special Pension Benefit”), which shall be payable in the amounts, at the times and in the forms described in this Section 7(b).

(ii)         Unless the Executive elects otherwise in accordance with this Section 7(b), the Special Pension Benefit shall be payable in the form of a five-year sum certain joint and survivor life annuity benefit (the “Normal Benefit”) in the annual amount of US$ 190,000 (such annual amount, as adjusted pursuant to this Section 7(b), the “Annual Amount”) commencing on the earliest of (A) the Executive’s separation from service with the Company (as defined in Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and, such regulations, the “409A Regulations”)) that  occurs on or after the Executive’s obtaining age 60, (B) the Executive’s death or disability (within the meaning of Section 1.401A-3(i)(4) of the 409A Regulations) and (C) the Executive’s attaining age 65 (such date, the “Commencement Date”).  Unless the Executive elects otherwise in accordance with this Section 7(b), the Special Pension Benefit shall be paid in equal monthly installments on the 15th day of each month beginning with the first full month following the Commencement Date, with each such installment equal to 1/12 of the Annual Amount, provided, however, that if the Special Pension Benefit becomes payable as a result of the Executive’s separation from service with the Company (other than due to death or disability) at a time when the Executive is a “specified employee” of the Company (as defined in Section 409A-1(i)(1) of the 409A Regulations and as determined by the Company) and the Company’s stock is publicly traded on an established securities market, then no payments shall be made until the earlier of (A) the expiration of the six month period following such separation from service and (B) the Executive’s death (the “Delay Period”) and any amounts that would otherwise have been paid during the Delay Period shall be paid in lump sum on the first business day following the end of the Delay Period. The Executive shall be entitled to interest on the deferred benefits and payments for the Delay Period, with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum on the first business day following the end of the Delay Period.

(iii)        Election to Defer Commencement.  The Executive may elect to have the Special Pension Benefit commence on a date later than the Commencement Date, but only if (A) such alternative date is permitted to be a commencement date for payment under the General Electric Company Pension Plan, as amended and restated as of July 1, 2003, a copy of which is on file with the Corporate Secretary of the Company (the “GE Plan”) and (B) such election to delay the Commencement Date satisfies the subsequent deferral election requirements under Section 409A.  In the event of any such election, the Annual Amount shall be adjusted in accordance with the terms of the GE Plan.

(iv)       Form of Payment.  The Executive may elect to have the Special Pension Benefit be paid in a form other than the form of the Normal Benefit, but only if (A) such alternative form is permitted under the GE Plan and (B) such election to change the form of payment satisfies the requirements for subsequent elections to change the form of payment under Section 409A.  In the event of any such election, the Annual Amount shall be adjusted to reflect the applicable form of payment in accordance with the terms of the GE Plan.

(v)        Administration of Special Pension Benefit.  The Special Pension Benefit shall be administered by the Board, or a committee thereof, in accordance with the terms and purposes of Section 7(b).  The Board, or a committee thereof, shall have the sole and absolute discretionary duty and authority to interpret the provisions of Section 7(b) and the GE Plan as it pertains to Section 7(b) and determine the amount and manner of payments of the Special Pension Benefit due to the Executive.

(vi)       No Off-Set; Unsecured Creditor.  In no event shall the Special Pension Benefit be reduced by any amounts otherwise payable to the Executive under the GE Plan.  The Executive’s rights to the Special Pension Benefit shall be solely those of an unsecured general creditor of the Company, and nothing herein shall be deemed to give the Executive any right to particular assets of the Company or to require the Company to establish a fund or trust for the benefit of the Executive or otherwise set aside assets for his benefit.

(c)              Vacations.  The Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.  The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

(d)              Relocation.  If the Executive relocates his residence at the request of the Company during the Term, the Company shall, consistent with its relocation policies and subject to Section 10(d)(iii), reimburse the Executive for the Executive’s expenses incurred for relocating himself and his immediate family.

(e)              Indemnification.  The Company and its successors and/or assigns will indemnify and defend the Executive to the fullest extent permitted by applicable law of the jurisdiction in which the Company is incorporated and the organizational documents of the Company with respect to any claims that may be brought against the Executive arising out of any action taken or not taken in the Executive’s capacity as an officer or director of the Company or any of its affiliates.  In addition, the Executive shall be covered, in respect of the Executive’s activities as a director and officer of the Company or any of its affiliates, by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies.  The Company’s indemnification obligations under this Section 7(e) shall remain in effect following the Executive’s termination of employment with the Company.

Section 8.               Termination.  The Executive’s employment hereunder may be terminated under the following circumstances:

(a)              Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.  Upon any termination of the Executive’s employment hereunder as a result of this Section 8(a), the Executive’s estate shall be entitled to receive (i) his Base Salary through the date of termination, (ii) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (iii) a pro-rata amount of the Annual Bonus for the Fiscal Year in which the termination occurs, (iv) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary (v) any vested portion of the Retention Bonus, including the portion which vests upon such termination of employment and (vi) any earned but unpaid IPO Bonus.  In addition, outstanding equity awards will accelerate in accordance with the terms of the agreements evidencing the awards.  All other benefits, if any, due to the Executive’s estate following the Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.  The Executive’s estate shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(a) (other than with respect to the payments under clause (vi), which are subject to Section 4(c)(v)) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

(b)              Disability.  The Company may terminate the Executive’s employment hereunder for Disability.  “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement for a period of 180 consecutive days.  In conjunction with determining Disability for purposes of this Agreement, the Executive hereby (i) consents to any such examinations which are relevant to a determination of whether the Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested.  Upon any termination of the Executive’s employment hereunder pursuant to this Section 8(b), the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (C) a pro-rata amount of the Annual Bonus for the Fiscal Year in which the termination occurs, (D) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary, (E) any vested portion of the Retention Bonus, including the portion which vests upon such termination of employment and (F) any earned but unpaid IPO Bonus.  In addition, outstanding equity awards will accelerate in accordance with the terms of the agreements evidencing the awards.  All other benefits, if any, due to the Executive following the Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(b) (other than with respect to the payments under clause (E), which are subject to Section 4(c)(i) and the payments under clause (F) which are subject to Section 4(c)(v)) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

(c)              Termination for Cause; Voluntary Termination.

(i)          At any time during the Term, (A) the Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by written notice, specifying the grounds for Cause in reasonable detail, and (B) the Executive may terminate his employment hereunder “voluntarily” (that is, other than by death, Disability or for Good Reason, in accordance with Section 8(a), 8(b) or 8(d)).  “Cause” shall mean:  (I) any conviction by a court of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (II) the Executive’s willful dishonesty of a substantial nature towards the Company and any of its subsidiaries; (III) the Executive’s material breach of this Agreement, which breach is not cured by the Executive to the reasonable satisfaction of the Company within 30 business days of the date the Company delivers written notice of such breach to the Executive; or (IV) the Executive’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988 or the Foreign Corrupt Practices Act 1977 of the US Congress, as amended; provided, that if all of the following conditions exist, there will be a presumption that the Executive has acted in accordance with such applicable laws, the Executive is following, in good faith, the written advice of counsel, such counsel having been approved by the Board as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and the Executive has, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion.

(ii)         Upon the termination of the Executive’s employment hereunder pursuant to Section 8(c) by the Company for Cause, the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (C) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary and (D) any earned but unpaid IPO Bonus.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(c)(ii) (other than payments under clause (D) which are subject to Section 4(c)(v)) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later 30 days after the date of such termination.

(iii)        Upon the termination of the Executive’s employment hereunder pursuant to Section 8(c) due to the Executive’s voluntary termination, the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (C) a pro-rata amount of the Annual Bonus for the Fiscal Year in which the termination occurs (but only if the applicable performance target for the entirety of such Fiscal Year is achieved), (D) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary, (E) any vested portion of the Retention Bonus and (F) any earned but unpaid IPO Bonus.  In addition, outstanding equity awards will accelerate in accordance with the terms of the agreements evidencing the awards.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(c)(iii) (other than with respect to the payments under clause (C) which shall be paid on or after the first day (but in no event later than the fifteenth day of the third month) of the Fiscal Year following the Fiscal Year in which such termination occurs, the payments under clause (E) which are subject to Section 4(c)(i) and the payments under clause (F) which are subject to Section 4(c)(v)) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

(iv)       All other benefits, if any, due to the Executive following the Executive’s termination of employment for Cause or due to voluntary termination pursuant to Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

(d)           Termination for Good Reason or Without Cause.

(i)          At any time during the Term, (A) the Executive may terminate the Executive’s employment hereunder for “Good Reason” (as defined below) and (B) the Company may terminate the Executive’s employment hereunder without Cause (and other than for death or Disability).  “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events:  (I) a reduction in the nature or scope of the Executive’s authority or duties from those contemplated by this Agreement; (II) a reduction in the then current Base Salary, target Annual Bonus or fringe benefits specific to the Executive; or (III) causing or requiring the Executive to report to any person other than the Board; provided, however, that any such event described in (I), (II) or (III) above shall not constitute Good Reason unless and until the Executive shall have provided the Company with notice of such event and the Company shall have failed to remedy such event within 30 days of receipt of such notice.

(ii)         Upon the termination of the Executive’s employment hereunder pursuant to Section 8(d), the Executive shall receive the following payments:  (A) payment of an amount equal to the sum of (I) any earned but unpaid Base Salary through the date of termination, (II) any earned but unpaid Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, (III) a pro-rata amount of the Annual Bonus for the Fiscal Year in which the termination occurs and (IV) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary, (B) payment of any vested portion of the Retention Bonus, including the portion which vests upon such termination of employment,  (C) payment of an amount equal to the sum of (X) two times the Executive’s Base Salary (at the rate then in effect) and (Y) two times the Annual Bonus the Executive received for the Fiscal Year preceding the Fiscal Year in which the termination occurs and (D) any earned but unpaid IPO Bonus.  The amounts payable pursuant to the foregoing sentence in Section 8(d) (other than with respect to the payments under clause (D) which are subject to Section 4(c)(v)) shall be paid, in lump sum, within sixty (60) days following the Executive’s separation from service with the Company (as defined in Section 1.409A-1(h) of the 409A Regulations).  In addition, outstanding equity awards will accelerate in accordance with the terms of the agreements evidencing the awards.

(iii)        In addition, the Company shall continue to provide, at the Company’s cost, health benefits to the Executive and his spouse and other eligible dependents at the same level of coverage and benefits as is provided to U.S.-based senior executives of the Company for the two-year period following the date of the Executive’s termination; provided, that the Company’s obligation to provide any such health benefits shall cease with respect to each such health benefits at the time the Executive and his spouse and other eligible dependents become eligible for such health benefits from another employer.  To the extent that the provision of health benefits is not permissible after termination of employment under the terms of the benefit plans of the Company then in effect, the Company shall pay to the Executive such amount as is necessary to provide the Executive, after tax, with an amount equal to the cost of acquiring, for the Executive and his spouse and other eligible dependents, on a non-group basis, for the required period, those health benefits that would otherwise be lost to the Executive and his spouse and other eligible dependents as a result of the Executive’s termination.  All other benefits, if any, due the Executive following a termination pursuant to Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  Any in-kind health benefits coverage (or any payments for such coverage) provided in any one calendar year shall not affect the amount of in-kind benefits (or any payments) in any subsequent calendar year for which the health care coverage is to be provided hereunder and the right to continued health care benefits (or payments therefor) cannot be liquidated or exchanged for any other benefit.

(e)           Execution of Release of All Claims.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments and benefits to which the Executive is entitled under Section 8(d) (other than the acceleration of any equity awards) are conditional upon, and subject to, the Executive’s execution of a mutual release and waiver of claims in the form attached hereto as Exhibit A.  The release must be executed by the Executive and the Company and effective on or prior to the 60th day after the date of termination of the Executive’s employment with the Company.

(f)            Notice of Termination.  Any purported termination of employment by the Company or the Executive shall be communicated by a written Notice of Termination to the Executive or the Company, respectively, delivered in accordance with Section 10(f) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of the Executive’s employment shall be the date so stated in the Notice of Termination, which date, in the event of a termination initiated by the Executive or by the Company pursuant to Section 8(d) shall be no less than 30 days following the delivery of a Notice of Termination or in the event of a termination initiated by the Executive pursuant to Section 8(c) shall be no less than 30 days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 8(c).

Section 9.               Restrictive Covenants.

(a)              Noncompetition.  In consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the one-year period following the date of the Executive’s termination for any reason, the Executive shall not, without the prior written consent of the Company, engage in “Competition” (as defined below) with the Company, the Prior Employers or any of their respective affiliates or subsidiaries (collectively, the “Company Group”).  For purposes of this Agreement, if the Executive takes any of the following actions he shall be engaged in “Competition”:  engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any of the five entities listed on the competitor list attached as Exhibit B hereto, or any successor of any such entity, which competitor list may be amended annually by the Board, or a committee thereof, to add or delete entities from such list provided that in no event shall the number of entities named on such list exceed five.  Notwithstanding the foregoing, “Competition” shall not include the passive ownership of securities in any entity listed on Exhibit B and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

(b)              Nonsolicitation; No-Hire.  In further consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the two-year period following the date of the Executive’s termination for any reason, the Executive shall not knowingly (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is or was an employee or independent contractor of the Company Group, or (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group to give up or not commence, a business relationship with the Company Group.

(c)              Confidential Information.  The Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information.  During the Term and at all times thereafter, the Executive shall not, except with the written consent of the Company or in connection with carrying out the Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for the Executive’s own benefit any trade secrets, confidential or proprietary information of the Company Group, including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that such protected information shall not include information known to the public or otherwise in the public domain without violation by the Executive of this Section 9(c).  Notwithstanding the foregoing, the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, the Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(d)              Property of the Company.  All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media, made or compiled by or on behalf of the Executive in the course of the Executive’s employment, or made available to the Executive in the course of the Executive’s employment, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding the Executive’s personal effects, Rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of the Executive’s employment with the Company for any reason or at any other time upon request.

(e)              Developments the Property of the Company.  All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive alone or with others, at any time during his employment with the Company, and in any way relating to the business activities which are the same as or substantially similar to business activities carried on by the Company Group or being definitely planned by the Company Group (the “Business”), or the products or services of the Company Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form (“Developments”), shall be the sole and exclusive property of the Company.  The Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of the Executive’s right, title and interest throughout the world in and to all Developments.  The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire.  The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

(f)               Enforcement.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9(a), (b), (c) and (d) herein would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 8 in the event that the Executive has violated any provision of Section 9(a) or has materially breached any of his obligations under Sections 9(b), (c), (d) and (e) of this Agreement.  The Executive understands that the provisions of Sections 9(a) and 9(b) may limit his ability to earn a livelihood in a business similar to the Business but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in Sections 9(a) and 9(b).  In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Sections 9(a) and 9(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.  It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 9(a) and 9(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 10.             Miscellaneous.

(a)           Executive’s and Company’s Representations.  The Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; provided, however, that the Executive is currently bound by a confidentiality agreement with General Electric Corporation which the Parties hereby agree will not materially interfere with the performance of the Executive’s duties hereunder; and (iii) Executive shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries in connection with the performance of his duties hereunder.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

(b)           Mitigation.  The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

(c)           Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and an officer of the Company (other than the Executive) duly authorized by the Board to execute such amendment, waiver or discharge.  No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)           Compliance with Section 409A of the Code.

(i)          It is intended that this Agreement be interpreted and administered to prevent taxation under Section 409A of the Code.  Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as such term is defined in Section 409A-1(h) of the 409A Regulations) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and the Company’s stock is publicly traded on an established securities market and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 10(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal  payment dates specified for them herein.  The Executive shall be entitled to interest on any deferred benefits and payments during the deferral period, with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum on the first business day following the end of the deferral period.

(ii)         Notwithstanding any other provision of this Agreement to the contrary, the Company shall modify the time and/or form of payment under any “Applicable Arrangement” (as defined below) if and to the extent that the Company or the Executive determines such modification to be necessary or advisable to avoid the imposition on the Executive of the additional taxes imposed on certain non-qualified deferred compensation arrangements pursuant to Section 409A of the Code.  In making any such modification to an Applicable Arrangement, the determination by the Company or the Executive must be made in good faith, be based on advice of counsel and be designed, in the Company’s sole judgment, to fulfill as closely as possible the Company’s original commitment to the Executive under the Applicable Arrangement without regard to Section 409A of the Code without increasing the Company’s costs under the Applicable Arrangement.  No modification shall be made by the Company without prior written notice to the Executive.  For this purpose, “Applicable

Arrangements” shall mean the Retention Bonus, the IPO Bonus, and the Special Pension Benefit, referred to in Sections 4(c) and 7(b) and any severance payments under Section 8.

(iii)        All reimbursements under Sections 7(a) and 7 (d) shall be made promptly following the submission of a reimbursement request by the Executive and no later than the end of the Executive’s taxable year (the “Executive Tax Year”) following the Executive Tax Year in which the expense is incurred.  The amount of expenses eligible for reimbursement under Sections 7(a) and 7(d) and in-kind benefits payable under Section 7(a) during an Executive Tax Year shall not affect the expenses eligible for reimbursement or in-kind benefits payable in another Executive Tax Year.  No right to reimbursement under Sections 7(a) and 7(d) or payment of in-kind benefits under Section 7(a) shall be subject to liquidation or exchange for any other payment or benefit.

(e)           Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(f)            Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to the Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda

(g)           GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.  ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 10(i)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(h)           JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(i)            Arbitration.  Any dispute, controversy or other claim, other than disputes, controversies or claims relating to Section 9 (which disputes, controversies or claims shall be litigated in court in accordance with the provisions of Sections 9(f) and 10(g) hereof), arising out of or relating to (i) this Agreement or (ii) the Executive’s employment with the Company shall be resolved by binding confidential arbitration before a single arbitrator, to be held in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(j)            Assignment.  The Executive may not assign his rights or interests under this Agreement.  This Agreement may not be assigned by the Company other than to an entity (i) which, directly or indirectly, controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement.

(k)           Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(l)            Entire Agreement.  This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, including, the Prior Employment Agreement, in respect of the subject matter contained herein.

(m)          Withholding Taxes.  The Company shall be entitled to withhold from any payment due to the Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(n)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

GENPACT LIMITED

By:	/s/ Victor Guaglianone
Name: Victor Guagilianone
Title: SVP and General Counsel

EXECUTIVE

By:	/s/ Pramod Bhasin
Pramod Bhasin

EXHIBIT A

GENERAL RELEASE
AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

Pramod Bhasin (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that Amended and Restated Employment Agreement dated as of December 24, 2007 (the “Employment Agreement”) by and among Executive and Genpact Limited, a Bermuda limited exempted company (the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company and any of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Family and Medical Leave Act, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies or any benefits vested and accrued as of the date hereof which the Executive has under any ERISA benefit plan.

The Company Group does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges Executive and Executive’s descendants, dependents, heirs, executors and administrators and assigns, past and present (collectively, the “Executive Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company Group ever had, now have or shall or may have or assert as of the date of this Release and Covenant Not to Sue against any member of the Executive Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service (collectively, “Claims”); provided, however, that (i) nothing herein shall release Executive from any of Executive’s obligations and covenants under Sections 9 or 10 of the Employment Agreement, and (ii) nothing herein shall release the Executive Group from any Claims (A) which are based upon any acts or omissions of Executive that involve fraud or (B) which were not known to the non-employee members of the Company’s board of directors on the date hereof.

The parties hereto agree that this Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by any such party or his or its heirs or assigns.  Executive understands and confirms that Executive is executing this Release and Covenant Not to Sue voluntarily and knowingly, but that this Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of, and solely to the extent provided by, the agreements set forth above, the parties hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein.  Nevertheless, it is the intention of the parties to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the releases contained above.  Nothing in this paragraph is intended to expand the scope of the releases as specified herein.

This Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of New York.

To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release and Covenant Not to Sue and the Company agrees that Executive may cancel this Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this Release and Covenant Not to Sue has been signed by all parties to this Release and

2

Covenant Not to Sue.  In order to cancel or revoke this Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this Release and Covenant Not to Sue.  If this Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this Release and Covenant Not to Sue shall be effective or enforceable by any party and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time.  The Company hereby agrees that its board of directors, the members of the Company Group and the executives, managers and officers of the members of the Company Group shall not defame or disparage Executive in any medium to any person without limitation in time.  Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

The parties acknowledge and agree that they have entered into this Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this     day of       ,      .

GENPACT LIMITED

By:
Its:

EXECUTIVE

Pramod Bhasin

3

EXHIBIT B

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